Exhibit 10.29

ACE USA Routing WA12C 436 Walnut Street Philadelphia, PA 19106	215-640-5332 tel 215-640-2946 fax www.ace-ina.com

Phillip B. Cole
Global Human Resources Officer

April 10, 2006

Mr. John Keogh

474 Abbey Road

Manhasset, New York 11030

Dear John,

I am pleased to confirm our formal offer of employment to you as Chief Executive Officer of ACE Overseas General. Please confirm your acceptance of our offer of employment by executing this letter and returning a copy to me.

While your total annual compensation will depend on ACE company-wide performance, ACE Overseas General performance and your personal performance, your annual compensation target will be in the range of $2.3M to $2.5M. In addition, you will be eligible to receive certain executive perquisites. The details of your total reward package are outlined below.

•	Your gross annual base salary will be paid bi-weekly and will be at an annual rate of $575,000.

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You will be eligible to participate in the 2006 ACE bonus program (payable in March of 2007.) While your bonus amount will be at the discretion of the ACE LTD CEO and the Board of Directors, it is targeted at 100% of your base salary and will be based both on individual and company performance.

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You will be eligible to participate in the ACE Limited Long-Term Incentive Plan. While your award will again be at the discretion of the ACE LTD CEO and Board of Directors, it is targeted at 200% - 250% of your base salary.

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You will be paid a guaranteed signing bonus of $200,000 (less applicable taxes) within 60 days of your date of employment. However, if within the first twelve months of your employment you resign or your employment is terminated For Cause, which means termination due to your misconduct, conduct in violation of company policy, or unsatisfactory performance as determined by the company, you will be required to refund the signing cash award through offset of your final paycheck and direct payment for any remaining balance.

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You will be recommended for an additional signing award in the form of ACE equity, valued at approximately $800,000. This award will be comprised of 8700 Restricted Ordinary ACE Limited Shares to be granted on the 1st business trading day of the month following your start date. These shares will vest 25% per annum over 4 years provided you are employed by the Company on each vesting date. This award will also be comprised of 7250 Options to purchase Ordinary ACE Limited Shares to be granted at the New York Stock Exchange closing price for ACE Limited Ordinary Shares on the 1st business trading day of the month immediately following your start date. These Options will vest 33 1/3% per annum over three years provided you are employed by the Company on each vesting date. The awards will be governed by the terms of

One of the ACE Group of Insurance & Reinsurance Companies

the applicable ACE Limited Long-Term Incentive Plan pursuant to which they are awarded. The ACE Limited Long-Term Incentive Plan may be changed by the ACE Limited Board of Directors at any time.

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You will also participate in all the benefit plans enjoyed by our senior executive group which includes financial and tax planning as well as an executive medical program; details of these programs will be forwarded to you under separate cover.

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You will also participate in our company-sponsored automobile program. The Company will provide you with a car of your choosing (from among the approved company selections). Should you wish to receive a car allowance in lieu of a company-provided automobile, we will arrange accordingly.

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You will be eligible to participate in the ACE USA benefits program. This comprehensive program allows you to personalize your benefits to meet your needs. Core benefits, such as vacation days, holidays, personal days, short-term disability (STD), basic life insurance, business travel accident insurance and basic long-term disability (LTD) are provided at no cost to you. Other plans, such as medical, prescription coverage, vision, dental and employee supplemental life as well as dependent supplemental life insurance coverage require you to make contributions if you enroll. Some of these contributions are made on a pre-tax basis. ACE USA also offers flexible spending accounts, a transit reimbursement account, an educational reimbursement program, an employee assistance program and an employee stock purchase plan.

•	As an officer of ACE, you are eligible to receive four weeks vacation annually in accordance with ACE’s vacation policy.

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As an employee of ACE, you are automatically eligible to participate in the ACE USA Employee Retirement Program. In addition to a company base contribution of 6% of your compensation (base salary plus any performance-based bonuses), you are eligible to contribute up to 10% of your compensation on a pre-tax basis. The company will match, dollar for dollar, any amount up to the first 6% of pay that you contribute. In addition, an annual discretionary variable match of up to 3% based on company performance may also be made on behalf of participants in the Retirement Program. Please note that once you are considered a “highly compensated employee” under IRS rules, the maximum you can contribute to ACE’s qualified plan will be 10%.

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You are also eligible to participate in a non-qualified retirement savings plan – the ACE USA Supplemental Employee Retirement Savings Plan. This plan operates in conjunction with ACE’s qualified plan – The ACE USA Employee Retirement Savings Plan. After you have contributed the maximum amount permitted under IRS rules to ACE’s qualified plan, you may continue to make tax deferred contributions and continue to receive company contributions under ACE’s non-qualified plan. To participate in this non-qualified plan, you must immediately elect to contribute a minimum of 10% of your compensation under ACE’s qualified plan.

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In addition, you are eligible to participate in the ACE USA Officer Deferred Compensation Plan, which allows you to defer salary and/or bonus to retirement, termination, or a specified year in the future. The Plan is currently being updated due to recent changes in legislation that govern such plans. As the updates are completed, you will receive a separate communication with instructions to enroll in the Plan.

Information regarding both the ACE USA Supplemental Employee Retirement Savings Plan and the ACE USA Officer Deferred Compensation Plan, including election forms, will be sent to you under separate cover.

Our offer of employment is contingent upon satisfactory findings from our candidate background checks and a negative result from our routine drug test. If your confirmed drug test is positive for the presence of drugs, your employment offer will be rescinded. Human Resources will work with you to arrange for your test.

ACE places a high value on business ethics and we remind you that it would not be acceptable for you to bring with you to ACE any proprietary or confidential materials from your former employer.

John, we look forward to you joining us at ACE. If there is anything either I or Human Resources can do to assist in the transition, or if you have any questions regarding ACE policy, please do not hesitate to call.

Sincerely,

Phillip B. Cole

Global Human Resources Officer

John Keogh

I agree to employment under the terms of this letter

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